Exhibit 1

Joint Filing Statement

Statement Pursuant to Rule 13d-1(k)(1)

The undersigned hereby consent and agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the Common Shares, No Par Value, of Establishment Labs Holdings Inc., beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

Dated: February 16, 2021	Pura Vida Investments, LLC

	By:	/s/ Efrem Kamen
	Name:	Efrem Kamen
	Title:	Managing Member

/s/ Efrem Kamen
Efrem Kamen